LANDRY’S RESTAURANTS, INC. ANNOUNCES EXTENSION OF CASH TENDER OFFERS FOR ITS OUTSTANDING 9.5%
AND 7.5% SENIOR NOTES DUE 2014

 (Houston, TX February 5, 2009) – Landry’s Restaurants, Inc. (“Landry’s”; NYSE: LNY) announced today that it has extended the expiration dates of the previously announced cash tender offers for its outstanding 9.5% Senior Notes due 2014 (CUSIP No. 51508LAC7) (the “9.5% Notes”) and 7.5% Senior Notes due 2014 (CUSIP Nos. 51508LAA1 and 51508LAB9) (the “7.5% Notes” and, together with the 9.5% Notes, the “Notes”). The tender offers will now expire at 12:01 a.m., New York City time, on February 13, 2009, unless terminated or further extended.

As of 5:00 p.m., New York City time, on February 5, 2009, tenders and consents had been received with respect to $392,610,000 aggregate principal amount of the 9.5% Notes, representing approximately 99.2% of the outstanding 9.5% Notes, and $3,535,000 aggregate principal amount of the 7.5% Notes, representing approximately 81.5% of the outstanding 7.5% Notes.

Landry’s previously announced that it had executed supplemental indentures with U.S. Bank National Association, as Trustee, containing the proposed amendments to the indentures for the Notes. Accordingly, tendered Notes may no longer be withdrawn and consents provided may no longer be revoked, unless the tender offers are terminated by Landry’s without any Notes being purchased thereunder. The supplemental indentures will become operative on the payment date for the Notes.

The information agent for the tender offers is Innisfree M&A Incorporated. The tender agent for the tender offers is U.S. Bank National Association. Questions regarding the tender offers and consent solicitations and requests for copies of each Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Innisfree M&A Incorporated, telephone number (888) 750-5834 (toll free) and (212) 750-5833 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes or any new securities. Each tender offer and consent solicitation is made solely by means of an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated December 23, 2008, as supplemented by the supplements thereto dated January 7, 2009, January 29, 2009 and February 5, 2009.

The Company is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010